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                                                                      Exhibit 12


                       National Service Industries, Inc.

                       Ratio of Earnings to Fixed Charges


                                          Three Months Ended        Year Ended
                                             November 30             August 31
                                           1998        1997             1998
                                          ------------------       -------------
Earnings:
   Income before taxes on income          40,930      42,355          173,121
   Fixed charges                           4,000       2,355           11,343
                                          ------------------       -------------
                                          44,930      44,710          184,464
Fixed Charges:
   Interest Expense                        2,885       1,335            7,264
   Interest factor related to rentals      1,115       1,020            4,079
                                          ------------------       -------------
    Total fixed charges                    4,000       2,355           11,343
                                          ------------------       -------------
Ratio of Earnings to Fixed Charges          11.2        19.0             16.3
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